AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 2003
                           REGISTRATION NO. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            PROVO INTERNATIONAL, INC.
                ( Name of Registrant as Specified in Its Charter)

                      DELAWARE                 13-3950283
                      (State or Other          (IRS Employer
                      Jurisdiction
                      of Incorporation or      Identification
                      Organization)            Number)

                         ONE BLUE HILL PLAZA, 7TH FLOOR
                           PEARL RIVER, NEW YORK 10965
                                 (845) 623-8553
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                            STEPHEN J. COLE-HATCHARD
                             CHIEF EXECUTIVE OFFICER
                            PROVO INTERNATIONAL, INC.
                         ONE BLUE HILL PLAZA, 7TH FLOOR
                           PEARL RIVER, NEW YORK 10965
                                 (845) 623-8553
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    COPY TO:
                            SEAN P. MCGUINNESS, ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                          3000 K STREET, N.W. SUITE 300
                             WASHINGTON, D.C. 20007
                            TELEPHONE: (202) 424-7500
                            FACSIMILE: (202) 295-8478

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a) of this Form, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                 PROPOSED
                                 MAXIMUM        PROPOSED
                                 AGGREGATE      MAXIMUM            AMOUNT OF
 TITLE OF SHARES   AMOUNT TO     PRICE PER      AGGREGATE          REGISTRATION
 TO BE REGISTERED  BE REGISTERED UNIT (1)       OFFERING PRICE (1) FEE

Common Stock,
par value $.01     2,666,666     $     0.60      $1,599,999     $   202.71
per share,
issuable upon
conversion of
four convertible
promissory notes
Common Stock,
par value $.01
per share            500,000     $     0.60        $300,000     $    38.01
Common Stock,
par value $.01
per share            733,334     $     0.60        $440,000     $    55.75

Common Stock,
par value $.01
per share,
issuable upon
exercise of
warrants           1,600,000     $     0.60        $960,000     $   121.63
Common Stock,
par value $.01
per share,
issuable upon
exercise of
warrants           1,250,000     $     0.60        $750,000     $    95.00

TOTAL  REGISTRATION                                             $   513.10
FEE

  (1) Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common stock, as reported on the American Stock Exchange Market on February 12, 2004.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION - DATED FEBRUARY 17, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            PROVO INTERNATIONAL, INC.
                        6,750,000 SHARES OF COMMON STOCK

     This prospectus relates to the resale of 6,750,000 shares of common stock by the selling shareholders named in this prospectus. The 6,750,000 shares of our common stock offered by this prospectus were issued to the selling shareholders in three separate transactions. See - Summary of Transactions - The Offering, at page 26. The selling shareholders will receive all of the proceeds from any sales of common stock. We will not receive any of the proceeds. Assuming that all of the warrants held by selling stockholders are exercised, we will realize proceeds of approximately $924,500.

     The selling shareholders may sell the shares of common stock at various times and in various types of transactions, including: block transactions, directly to purchasers through agents, brokers, dealers or underwriters, and sales "at the market" to or through a market maker or an existing trading market or otherwise. Sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of the shares.

     The selling shareholders will pay all brokerage fees and commissions and similar expenses. Under the terms of our registration rights agreements with the selling shareholders, we are required to pay legal, accounting and other expenses relating to the registration of the shares with the Securities and Exchange Commission.

     Our common stock is traded on the American Stock Exchange under the symbol "FNT." On February 12 , 2004, the last reported sale price for our common stock was $0.60 per share.
                                ________________

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.
                                ________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February __, 2004.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Provo International, Inc. (formerly known as Frontline Communications Corporation) with the Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

     o Annual report on Form 10-KSB for the year ended December 31, 2002, filed on April 15, 2003, amendment filed on October 6, 2003;

     o Quarterly report on Form 10-QSB for the quarter ended March 31, 2003, filed on May 13, 2003;

     o Quartlerly report on Form 10-QSB for the quarter ended June 30, 2003, filed on August 19, 2003, amendment filed on October 3, 2003;

     o Quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed on November 14, 2003;

     o Form 8-Ks filed on March 31, 2003, April 18, 2003, May 20, 2003 and September 30, 2003, and amendments thereto, filed May 6, 2003, June 17, 2003, June 18, 2003 and October 6,2003;

     o Definitive Proxy Statement on Form 14A filed on November 13, 2003; and

     o The description of our common stock contained in our Registration Statement on Form 8-A, declared effective May 5, 1998, together with any amendment or report filed with the SEC for the purpose of updating the description.

     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     This prospectus incorporates documents by reference with respect to Provo International, Inc. that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Amy Wagner-Mele, Esq., Provo International, Inc., One Blue Hill Plaza, 6th Floor, Pearl River, New York 10965, telephone: (845) 623-8553. These reports and other information can also be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

                                  THE BUSINESS

      The following is a summary description of our business and of the business of Proyecciones y Ventas Organizadas, S.A. de C.V., ("Provo Mexico"), a company we acquired in April 2003. Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

THE COMPANY

     We are a Delaware corporation. Our principal executive offices are located at One Blue Hill Plaza, 7th Floor, Pearl River, New York 10965. Our telephone number is (845) 623-8553. The address of our website is http://www.provointernational.com. The Information on our website is not part of this prospectus.

     We were formed during February 1997 as a Delaware corporation under the name "Easy Street Online, Inc." We changed our name to "Frontline Communications Corporation" in July 1997. On April 3, 2003, we acquired Proyecciones y Ventas

Organizadas, S.A. de C.V. ("Provo Mexico") and in December 2003 we changed our name to "Provo International Inc."

    Prior to acquiring Provo Mexico, during 2003 and during 2002 our revenues were primarily derived from providing Internet access services in the form of dial-up access, dedicated leased lines and digital subscriber line (DSL) access to individuals and businesses. The balance of our revenues during those periods were derived from website design, development and hosting services.

     We are now organized into three distinct divisions. Provo International is responsible for overseeing mergers, acquisitions, financing transactions and regulatory compliance activities. Provo US, a division of Provo International, is responsible for the continued management of the Internet service business, which was our core business prior to our acquisition of Provo Mexico. Provo Mexico, a wholly owned subsidiary of Provo International, continues to distribute prepaid calling cards and cellular phone airtime in Mexico.

RECENT DEVELOPMENTS

     On April 3, 2003, we acquired Provo Mexico for consideration consisting of the following:


          220,000 shares of our Series C convertible preferred stock, which was to be convertible into shares of our common stock subject to the approval of our stockholders; and

          a $20,000,000 secured note, which was to be payable only if our stockholders failed to timely approve the proposed issuance of common stock upon conversion of the Series C convertible preferred stock.

     In connection with our acquisition of Provo Mexico, we also issued 35,500 shares of our Series D convertible preferred stock to certain of our executive officers and directors, certain Provo employees and other third parties, which also was to be convertible into shares of our common stock subject to the approval of our stockholders.

     On November 5, 2003, we issued 220,000 shares of our Series E convertible preferred stock in exchange for all 220,000 outstanding shares of our Series C convertible preferred stock. The terms of the Series E convertible preferred stock were substantially the same as those of the Series C convertible preferred stock except that, in order to satisfy certain requirements of the American Stock Exchange pertaining to the continued listing of our securities, no share of Series E convertible preferred stock will be issuable to the two former Provo stockholders and any entity controlled by them if as a result of such conversion the shares of common stock held by them and their affiliates would exceed 49.5% of the outstanding common stock after giving effect to such conversion.

     On December 12, 2003 we held a meeting of our stockholders to consider and vote upon the issuance of shares of our common stock upon conversion of our Series E convertible preferred stock and our Series D convertible preferred stock, and certain other matters including the following:


          a two-for-three reverse split of our common stock;

          an increase in the number of our authorized shares of common stock from 25,000,000 shares to 100,000,000 shares;

          the mandatory conversion of all of our Series B convertible redeemable preferred stock into shares of our common stock upon the election of the holders of a majority thereof; and

          the approval of the issuance of our common stock to Fusion Capital.

     As a result of the vote of our stockholders on December 12, 2003:


          133,445 of the 220,000 outstanding shares of Series E convertible preferred stock were converted into 20,016,750 shares of common stock (and the remaining 86,555 shares of Series E convertible preferred stock remain outstanding);

          all 35,500 outstanding shares of Series D convertible preferred stock were converted into 3,550,000 shares of common stock;

          the two-for-three reverse stock split was approved, and became effective as of January 30, 2004;

          our authorized shares of common stock were increased from 25,000,000 shares to 100,000,000 shares;

          all 496,445 outstanding shares of Series B convertible redeemable preferred stock were converted into 1,985,780 shares of common stock (after giving effect to the reverse stock split);

          the proposed financing with Fusion Capital was approved; and

          the $20,000,000 secured note issued to the former stockholders of Provo Mexico was canceled.

DESCRIPTION OF THE PROVO US DIVISION

     GENERAL

     Our Provo US division is a regional Internet service provider (ISP) providing Internet access, web hosting, website design, and related services to residential and small business customers throughout the Northeast United States and, through a network partnership agreement, Internet access to customers nationwide.

     Primarily through 18 acquisitions, the Provo US division grew its monthly revenue from $30,000 as of October 1998 to approximately $400,000 as of December 31, 2002. During that same period, the division expanded its owned Internet access geographic footprint from the New York/New Jersey metropolitan area, to a region that now includes Delaware, Eastern Pennsylvania and Northern Virginia. At December 31, 2002, the Provo US division owned and operated 12 points-of-presence (POPs) which, when combined with 1,100 POPs licensed from third parties, provide us with the capability to serve over 75% of the U.S. population.

     During 2002, the Provo US division concentrated its efforts and resources primarily on restructuring its operations to reduce costs, increase operating efficiency and improve customer service. As a result of the restructuring, the US division reduced its staff from approximately 70 employees at March 2001 to 28 as of December 1, 2003, and closed two regional offices, consolidating those functions into our Pearl River, New York headquarters.

     The Provo US division also streamlined its product offerings, eliminating certain low margin products and services, and added a broadband one-way satellite Internet access product line to its group of services. We also standardized our product pricing, and raised the monthly rates to most of our dial-up access customers to between $17.95 and $19.95 per month, depending on the term of service purchased.

     COMPETITION

     Our competitors for Internet access services in the United States include international and national telecommunications providers, such as America Online,

Time Warner Cable, Verizon, Earthlink, United Online (NetZero and Juno brands) and Covad Communications, as well as regional Internet service providers, such as Best Web Corporation, Fastnet Inc. and LogicalNet Corporation. Our national competitors have significantly greater financial, technical, marketing and other resources than we do, and our share of the market compared to theirs is too small to quantify. We believe that our market share in the region in which we operate is less than 1%. Many of our current and future competitors possess a wide range of products and collective new product development capabilities that exceed ours. For example, some of our competitors, such as Time Warner Cable, offer access to the Internet via cable modem. We do not possess the technical capability to offer such a service.

     Increased competition could result in significant price competition, which in turn could result in significant price reductions in some of our product offerings, most notably Internet access and web hosting. In addition, increased competition for new customers could result in increased sales and marketing expenses and related customer acquisition costs, which could materially adversely affect our operating results. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully, and the software, services or technologies developed by others may render our products, services or technologies obsolete or less marketable.

     INDUSTRY REGULATION

     The following summary of regulatory developments and legislation does not describe all present and proposed federal, state and local regulations and legislation affecting us and our industry. Other proposed and existing federal, state and local legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which our industry operates. Neither the outcome of these proceedings, nor their impact upon us or our industry, can be predicted at this time.

     INTERNET SERVICE PROVIDER REGULATION

     Currently, few U.S. laws or regulations specifically regulate communications or commerce over the Internet. However, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the regional Bell operating companies or other telecommunications carriers, could affect the prices at which we may sell our services and impact competition in our industry. Congress and the Federal Communications Commission will likely continue to explore the potential regulation of the Internet. For instance, the Federal Communications Commission may subject certain services offered by ISPs to regulation as "telecommunications service", which could result in us being subject to universal service fees, regulatory fees and other fees imposed on regulated telecommunications providers, which could cause our costs of doing business to increase substantially.

     Future laws and regulations could be adopted or modified to address matters such as user privacy, copyright and trademark protection, pricing, consumer protection, child protection, characteristics and quality of Internet services, libel and defamation, and sales and other taxes. Internet-related legislation and regulatory policies are continuing to develop, and we could be subject to increased regulation in the future. Laws or regulations could be adopted in the future that may decrease the growth and expansion of the Internet's use, increase our costs, or otherwise adversely affect our business.

     In 1998, Congress passed the Digital Millennium Copyright Act. That act provides numerous protections from certain types of copyright liability to Internet service providers that comply with its requirements. We have adopted policies and procedures in accordance with the act, however, to the extent that we have not met those requirements, third parties could seek recovery from us for copyright infringements caused by our Internet customers.

     The law relating to the liability of Internet service providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against Internet service providers for defamation, negligence, copyright or trademark infringement or on other theories based on the nature and content of the materials disseminated through their networks. We could be required to implement measures to reduce our exposure to potential liability, which could include the expenditure of resources or the discontinuance or modification of certain product or service offerings. Costs that may be incurred as a result of contesting any claims relating to our services or the consequent imposition of liability could have a material adverse effect on our financial condition, results of operations and cash flow.

     PROPERTIES

    Our executive offices are located in Pearl River, New York, where we lease approximately 12,000 square feet of space through a lease that expires in August of 2004. We also lease approximately 2,700 square feet of space in Babylon, New York that was assumed in connection with our purchase of PNM group, Inc. (d/b/a) Planet Media. The lease expires in August of 2005. The aggregate annual rent of the two offices is approximately $308,000.

     In 2001, as a part of our restructuring program, we closed our regional offices in Delaware and Virginia and have terminated the leases with the landlords. We lease approximately 2,400 square feet in Howell, New Jersey under a lease that expires in May 2004 and provides for monthly rental of approximately $3,500. We have closed our office at this location and are attempting to terminate the lease.

     We also lease space (typically, less than 100 square feet) in various geographic locations to house the telecommunications equipment for each of our POPs. Leases for the POPs have various expiration dates through June 2004. Aggregate annual rentals for POPs are approximately $6,000.

     EMPLOYEES

     We currently employ 28 full-time individuals in our Provo US division, 24 of whom are located at our Pearl River, New York headquarters. The remaining employees are located at the Babylon, New York facility.

     LEGAL PROCEEDINGS

     From time to time, we have been a party to routine pending or threatened legal proceedings and arbitrations that are routine and incidental to our business. Based upon information presently available, and in light of legal and other defenses available to us, management does not consider the liability from any threatened or pending litigation to be material to us.

DESCRIPTION OF PROVO MEXICO

     GENERAL

     Provo Mexico was formed in October 1995 by Ventura Martinez Del Rio, Sr., as a private company headquartered in Mexico City. Provo Mexico was formed to distribute prepaid (Ladatel) public telephone cards for Telefonos de Mexico, S.A. ("Telmex"), which were introduced in 1995. Telmex is the dominant telecommunications provider in Mexico. Provo Mexico quickly became the leading distributor of Ladatel cards and has maintained its leading position, which currently stands at approximately 7% of the nationwide market. Provo Mexico also distributes Multifon prepaid landline telephone time provided by Telmex and prepaid Digital PCS cellular airtime provided by Radiomovil Dipsa, S.A. de C.V. ("Telcel"). Telcel is the dominant provider of cellular airtime in Mexico.

     Provo Mexico rapidly grew its sales of prepaid calling time to more than $100,000,000 in 2002. Currently, Telcel airtime sales represent about 30% of Provo Mexico's total annual sales, up significantly from 10% in 2000. Telcel airtime is expected to represent an increasing proportion of Provo Mexico's sales as Ladatel sales have begun to level off.

     Provo Mexico's principal office is located at Alvaro Oberegon No. 121 , Penthouse, Mexico City, Mexico, and its telephone number is 011 52 55 5264-6442.

     PRODUCTS

     The purpose of the services that Provo Mexico currently resells in Mexico is to allow individuals who either do not own a land line phone or cell phone or are not able to enter into continuous service contracts for these services, to make calls on an as-needed basis, in a convenient and affordable manner.

     Telmex calling time is offered via Ladatel cards in increments of 30, 50 and 100 pesos. Calling time is stored in a simple, single-purpose smart chip and "burns off" as it is used. Mechanisms housed within public telephones charge used calling time against the electronic balance stored in the card until no calling time remains. At this point, a new card must be purchased. Prior to the advent of these calling cards in 1995 in Mexico, public phones were coin-based. Such coin-based phones often broke down or were the subject of significant theft problems. The prepaid card program implemented by Telmex largely has remedied these problems.

     Prepaid Multifon calling time is offered via personal identification number
(PIN)-based access. Multifon time is sold to groups of residents who share a common phone in a building such as an apartment building.

     Telcel calling time is also offered via PIN-based access. Telcel calling time is sold in increments of 100, 200 or 500 pesos. Users must own or share a phone to use this service. A PIN must be entered prior to making the first call. A central switch maintained by Telcel tracks remaining calling time. Users must repurchase a new block of time with a new PIN every time they exhaust their prepaid cellular calling time.

     In addition, Provo Mexico, in cooperation with Provo US, plans to launch a payroll card product in the U.S. and Mexico within the next two months. The Provo payroll card will enable employers to directly deposit an employee's earnings onto a bank card. The card will serve as a credit, debit and cash transfer card. Provo's revenue from the sale of the card will derive from a percentage of transaction fees on the employer and employee side. Provo plans to market the product to employers of unbanked Spanish speaking workers in the U.S. and Latin America.

     DESCRIPTION OF COMMISSIONS

     Provo Mexico has relied on Telmex to finance much of its sales growth over the past eight years, through its provision of a credit line to Provo. Telmex requires all of its distributors to pay for all resold calling time using cash or their credit line with Telmex when it is ordered. Various surplus properties owned by Provo Mexico, its principals and its business partners have been pledged to guarantee Provo Mexico's credit lines with Telmex.

     The average discount Provo Mexico receives related to purchases of minutes from Telmex using credit is approximately 10.8% (credit-based discounts for 30-, 50- and 100-peso cards range from 10.0% to 12.0%). This compares to an average discount rate of approximately 13.8% related to purchases of minutes paid for entirely with cash (cash-based discounts for 30-, 50- and 100-pesos cards range from 13.0% to 15.2%). Starting on March 10, 2003, Provo Mexico effectively stopped purchasing calling cards using its credit lines with Telmex, thus significantly increasing its profit margins. All of Provo Mexico's calling card purchases from Telmex are currently made in cash.

     Provo Mexico allows its external agent, distributor and point of sale partners to retain combined commissions or discounts that typically range from 8% to 9%. Provo Mexico pays its internal sales team members commissions of 3% to 5%. Its distributor network is responsible for collecting approximately 50% of card sale proceeds and remitting the proper net proceed amounts to Provo Mexico within 21 days of taking delivery of new cards. The other half of Provo Mexico's sales are collected directly by Provo Mexico or remitted to Provo Mexico via daily deposits by Provo Mexico's agents to company-owned bank accounts. Provo Mexico has established strict remittance rules to ensure that the distributors to whom it extends credit will pay all amounts owed to Provo Mexico on a timely basis.

     Provo Mexico's distribution network includes several large retail chains, including Wal-Mart, Carrefour and Office Max. In addition, Provo Mexico distributes its cards in convenience stores, drug stores, restaurants, lottery stands, newspaper and magazine stands and other general stores.

     COMPETITION

     Approximately 140 distributors sell prepaid calling time purchased from Telmex and Telcel in Mexico. Provo Mexico currently maintains the largest market share position for prepaid calling time in Mexico, at approximately 7%. The next two largest competitors that sell prepaid calling time in Mexico are Tarjetas Del Noreste and DiCasa, each with a market share position of approximately 5% to 6%. Telmex has attempted to curb the size of Provo Mexico in the past, by converting sub-distributors of Provo Mexico to direct distributors for Telmex. In these instances, Telmex has agreed to pay Provo Mexico royalties to compensate Provo Mexico for the migration of its sub-distributors upstream.

     SUBSIDIARIES

     Provo Mexico currently operates as a group of seven affiliated companies. Telmex required Provo Mexico to form some of the entities because of its dominant presence in certain markets. On March 31, 2003, Provo Mexico acquired from members of the Martinez del Rio family, the controlling majority of the capital stock of the following subsidiaries: FS Provo, S.A. de C.V.; Proyecciones y Ventas Organizadas del D.F., S.A. de C.V.; Proyecciones y Ventas Organizadas de Occidente, S.A. de C.V.; Tilgo, S.A. de C.V.; Tarnor, S.A. de C.V. and PTL Administradora, S.A. de C.V. Provo Mexico's audited financial statement results include the combined total of each these companies' results, as an affiliated group.

     In October 2002, Provo Mexico formed Provo US, Inc., a Delaware corporation wholly-owned by Provo Mexico. Provo US is currently a shell company with no operations. It is expected that Provo US will be used for any new projects that Provo Mexico may initiate in the United States.

     EMPLOYEES

     Provo Mexico currently maintains a base of approximately 135 full-time employees and has a network of 52 independently-owned distributorships that collectively employ more than 400 sales people. Provo Mexico, in conjunction with its distributors, has developed an extensive distribution network that includes more than 20,000 point-of-sale locations.

     PROPERTIES

     Provo Mexico's executive offices are located in Mexico City, Mexico where Provo Mexico uses approximately 6,000 square feet of office space. The lease is for a three year term which expires in December 2006 and the monthly rent is 44,000 pesos, approximately $4,000 at the current exchange rate.

     In addition, Provo Mexico leases small offices in 16 cities throughout Mexico where it maintains regional sales and distribution offices. Provo Mexico's regional offices are located in the following Mexican cities:
Monterrey, Nuevo Leon; Torreon, Coahuila; Monclova, Coahuila; Chihuahua, Chihuahua; Los Mochis, Sinaloa; Guamuchil, Sinaloa; Navojoa, Sonora; Ciudad Obregon, Sonora; Agua Prieta, Sonora; Durango, Durango; Tepic, Nayarit; Jalapa, Veracruz; Cordoba, Veracruz; Veracruz, Veracruz; Teziutlan, Puebla; and Queretaro, Queretaro. The aggregate annual rent for these leases is less than $15,000.

     Provo Mexico's subsidiary, FS Provo, S.A. owns approximately 946 acres of forest land in El Chamal, Tamaulipas, Mexico. The land has been pledged to Telmex to secure part of Provo Mexico's credit lines with Telmex. In addition, Provo Mexico and its subsidiaries Proyecciones y Ventas Organizadas del D.F., S.A. de C.V., F.S. Provo, S.A. de C.V. and Tilgo, S.A. de C.V., own seven pieces of forest land totaling approximately 605 acres in San Gabriel, San Luis Potosi, Mexico. This land also has been pledged to Telmex to secure part of Provo Mexico's credit lines with Telmex.

     LEGAL PROCEEDINGS

     Provo Mexico is not a party to any pending legal proceedings other than ordinary course routine litigation incidental to its business. We do not believe that any of these proceedings will have a material adverse effect on our financial condition or results of operations.

     TELMEX SETTLEMENT

     In order to significantly enhance its operating margins and to position itself for renewed sales growth, on March 10, 2003, Provo Mexico entered into a settlement agreement with Telmex, whereby Provo Mexico transferred five of its surplus non-revenue generating properties to Telmex in exchange for offsets to its credit lines with Telmex for 46,650,504 pesos, approximately $4,232,107 at the current exchange rate. The settlement also provided for the transfer of Provo Mexico's corporate headquarters in Mexico City. The settlement agreement converted the balance of Provo Mexico's credit line with Telmex into a number of term loans with varying re-payment schedules. Under the settlement agreement, a payment in the principal amount of 40,000,000 pesos, approximately $3,628,777 at the current exchange rate, and was due and payable on or before December 31, 2003. This payment bears interest at a variable rate equal to the Mexican Interbank Equilibrium Rate multiplied by a factor of 1.3; the current interest rate is 8.1% per annum. Finally, the settlement agreement provides for 54 monthly payments of 746,526 pesos each, approximately $67,725 dollars at the current exchange rate, which will be due and payable by Provo Mexico to Telmex commencing on July 10, 2003 and continuing until January 10, 2008. The monthly payments bear interest at a variable rate equal to the Mexican Interbank Equilibrium Rate multiplied by a factor of 1.3; the current interest rate is 8.1% per annum.

     On September 9, 2003, Telmex and Provo entered into an amendment to the settlement agreement, whereby Telmex agreed to increase the value assigned to certain properties previously transferred by Provo thereby further reducing Provo's total indebtedness by 7,763,182 pesos ($704,271 at the current exchange rate). This amount will reduce the number of monthly payments payable under the settlement. No monthly payments have been made to date. We are currently in negotiation with Telmex to extend the November repayment date and reschedule the repayment terms of the entire line of credit. If we are unable to renegotiate the term of our debt to Telmex, Telmex may cease to provide us with products, may refuse to do business with us or may otherwise attempt to collect the debt. Should Telmex take any such action, our operations would be adversely affected.



                              THE OFFERING


Common stock offered...........         6,750,000 shares, of which 2,850,000 are
                                        issuable upon exercise of warrants owned by six of the selling stockholders, and 2,666,666 are issuable pursuant to the terms of four convertible promissory notes.


Common stock outstanding.......         31,482,779 shares.



Use of Proceeds................         Assuming that all of the warrants held
                                        by the selling stockholders are
                                        exercised, we will realize gross
                                        proceeds of approximately $924,500,
                                        which will be used for working capital.
                                        We will not receive any of the proceeds
                                        from the sale of common stock by the
                                        selling stockholders.

American Stock Exchange symbol.         FNT

RISK FACTORS...................         YOU SHOULD READ THE "RISK FACTORS"
                                        SECTION BEGINNING ON PAGE 14 AND THE
                                        OTHER CAUTIONARY STATEMENTS IN THIS
                                        PROSPECTUS TO ENSURE THAT YOU UNDERSTAND
                                        THE RISKS ASSOCIATED WITH AN INVESTMENT
                                        IN OUR COMMON STOCK.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our plans are forward-looking statements. These statements can sometimes be identified by our use of words such as "may," "anticipate," "expect," "intend," "believe," "estimate" or similar expressions. Our expectations in any forward-looking statements may not turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under "Risk Factors." We have no obligation to update these statements to reflect events and circumstances after the date of this prospectus.

                                  RISK FACTORS


     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES, AND WE EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE

     We have yet to establish any history of profitable operations. We have incurred annual operating losses of $787,525 and $7,029,287, respectively, during the past two fiscal years of operation. As a result, at September 30, 2003 we had an accumulated deficit of $38,220,364. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. No assurances can be given when this will occur or that we will ever be profitable.

     Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended 2002 relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS

     At December 31, 2002 we had a working capital deficit of $2,655,722. The report of our independent auditor for the year ended December 31, 2002 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We have an operating cash flow deficit of $422,359 in 2002. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

COMPETITION IS SIGNIFICANT IN ALL OF OUR LINES OF BUSINESS AND IS EXPECTED TO INTENSIFY

     The market for each of our current and expected products and services is intensely competitive, and we expect that competition will intensify in the future. There are no substantial barriers to entry, and these industries are characterized by rapidly increasing numbers of new market entrants and new products and services.

     Provo Mexico's three closest competitors in Mexico - Tarjetas del Noreste, DiCasa and Distribuidora Dana - each account for approximately 6-7% of the market share for prepaid calling cards in Mexico, compared to Provo's 10% market share. More than 100 resellers of prepaid calling time currently canvass the market in Mexico. Our competitors for Internet access services in the United States include international and national telecommunications providers, such as America Online, Time Warner Cable, Verizon, Earthlink, United Online (NetZero and Juno brands) and Covad Communications, as well as regional Internet service providers, such as Best Web Corporation, Fastnet Inc. and LogicalNet Corporation. Our national competitors have significantly greater financial, technical, marketing and other resources than we do, and our share of the market compared to theirs is too small to quantify. We believe that our market share in the region in which we operate is less than 1%. Many of our current and future competitors possess a wide range of products and collective new product development capabilities that exceed ours. For example, some of our competitors, such as Time Warner Cable, offer access to the Internet via cable modem. We do not possess the technical capability to offer such a service.

     Increased competition could result in significant price competition, which in turn could result in significant price reductions in some of our product offerings, most notably Internet access and web hosting. In addition, increased competition for new customers could result in increased sales and marketing expenses and related customer acquisition costs, which could materially adversely affect our operating results. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully, and the software, services or technologies developed by others may render our products, services or technologies obsolete or less marketable.

WE ARE DEPENDENT ON MANY VENDORS AND SUPPLIERS AND THEIR FINANCIAL DIFFICULTIES MAY ADVERSELY AFFECT OUR BUSINESS

     We depend on many vendors and suppliers to conduct our business. For example, Provo Mexico purchases prepaid calling cards exclusively from Telmex and Telcel. If either entity terminated its relationship with Provo Mexico, it would not have access to its principal products and its primary source of revenue would be adversely affected. While Provo Mexico may be able to purchase prepaid calling cards from other regional Mexican telecommunications providers, it is unlikely that it could re-establish itself as a leading distributor of prepaid calling cards if Telmex or Telcel refused to do business with it.

     We purchase telecommunications services from various telecommunications companies and competitive local exchange carriers in the United States, such a Covad Communications, Focal Communications and DSL.net, Inc. Many of these third parties have experienced substantial financial difficulties in recent months, including difficulty in raising the necessary capital to maintain their operations and in some cases leading to bankruptcies and liquidations. To the extent that we rely on these third parties for services we need in order to sell our products, the financial difficulties of these companies could have a material adverse effect on our business and prospects. While we may be able to obtain comparable services from other telecommunications providers in the event any of our suppliers ceased to supply us with services, there can be no assurance that we could obtain replacement services at prices which would allow us to maintain our profit margins.

WE MAY NOT BE ABLE TO MAINTAIN OUR PROFITABILITY IF OUR SUPPLIERS REDUCE THEIR COMMISSIONS OR IF THEY CEASE DOING BUSINESS WITH US

     Our business substantially depends on the availability of pre-paid calling cards and the discounts and commissions given to us by Telmex and Telcel. Access to calling-cards is obtained through short-term agreements that our providers can terminate, significantly modify or elect not to renew.

     Our operating margins are sensitive to variations in whole-sale commissions given by Telmex and Telcel. Any or all of our current suppliers could decide to reduce whole-sale commissions, which would prevent us from distributing large numbers of cards and would materially reduce our business operations and profitability.

OUR SALES COULD BE ADVERSELY AFFECTED IF WE LOSE ANY OF OUR LARGEST CUSTOMERS, IF THEY MATERIALLY REDUCE THEIR RELIANCE ON DISTRIBUTORS OR IF THEY ARE UNABLE TO PAY AMOUNTS DUE

     If any of our largest customers in Mexico were to stop or materially reduce their purchasing from us, or were unable to pay our invoices, our financial results could be adversely affected. During fiscal 2002, Provo Mexico's top five customers in the aggregate accounted for approximately 17% of its sales. We generally do not have long term contracts with our retailer customers or minimum purchase requirements. In addition, there is the possibility that our larger customers could bypass distributors and begin purchasing calling cards directly from Telmex or Telcel. The concentration of sales to our largest customers also exposes us to credit risks associated with the financial viability of our customers. We believe that our sales to our largest customers will continue to represent a significant portion of our sales.

WE DEPEND ON STRATEGIC RELATIONSHIPS WITH THIRD PARTIES

     We depend on agreements and arrangements with a variety of third party partners, including, Telmex, Telcel and our network of distributors in Mexico as well as certain providers of high-speed access capability and other competitive local exchange carriers in the United States. The loss of any of our existing strategic relationships or any inability to create new strategic partnerships in the future would cause disruptions to our business, reduce any competitive advantages that these relationships may provide over our competitors and adversely affect our ability to expand our operations. In addition, some of the third parties with which we seek to enter into relationships may view us as a competitor and refuse to do business with us.

WE HAVE NUMEROUS SUB-DISTRIBUTORS IN MEXICO AND THEY MAY DIVERT OR DELAY NET SALES RECEIPTS FROM THE POINT OF SALE

     Provo Mexico relies on its large network of sub-distributors to collect a substantial portion of its revenues. Should any of these sub-distributors decide to or attempt to divert or delay their remittance to Provo Mexico, its need for consistent interim cash flow would be adversely affected. Moreover, we may not be able to recover the diverted funds. Significant diversions or delays in receipts of funds by Provo Mexico could have a material adverse effect on our business, financial condition and results of operations.

A DISRUPTION IN THE OPERATIONS OF OUR KEY SHIPPERS COULD CAUSE A DECLINE IN OUR SALES OR A REDUCTION IN OUR EARNINGS

     We are dependent on a number of commercial freight carriers to deliver our products to our sub-distributors and customers. If the operations of these carriers are disrupted for any reason, we may be unable to deliver our products to our customers on a timely basis. If we cannot deliver our products in an efficient and timely manner, our sales and profitability will suffer. While the choice of carriers is a fact based determination depending on a customer's characteristics, we currently rely on Autobuses Estrella Blanca, S.A. de C.V. to deliver approximately 42% of our products.

WE ARE DEPENDENT ON EFFECTIVE BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS AND WE MAY HAVE DIFFICULTIES IN DEVELOPING, MAINTAINING AND ENHANCING THESE SYSTEMS

     Sophisticated back office information and processing systems are vital to our growth and our ability to control and monitor costs, bill and service customers, initiate, implement and track customer orders and achieve operating efficiencies. Since our inception, we have also been engaged in developing and integrating our essential information systems consisting of our billing system, our sales order entry system and our customer implementation system. In addition, we continue to integrate the systems of each of our acquired businesses, including Provo Mexico. These are challenging projects because all of these systems were developed by different vendors and must be coordinated through custom software and integration processes. Our sales and other core operating and financial data are generated by these systems and the accuracy of this data depends on the quality and progress of the system integration project. Although we have made progress in our system integration efforts, we have not completed it and we may experience additional negative adjustments to our financial and operating data as we complete this effort. These adjustments have not had a material adverse effect on our financial or operating data to date but until we complete the entire project we cannot assure you that any such adjustments arising out of our systems integration efforts will not have a material adverse effect in the future. If we are unable to develop, acquire and integrate our operations and financial systems, our customers could experience delays in delivery of products or services, billing issues and/or lower levels of customer service. We also cannot assure you that any of our systems will be successfully implemented on a timely basis or at all or will perform as expected. Our failure to successfully implement these systems would have a material adverse effect on our business and prospects.

IN ORDER TO REMAIN PROFITABLE, WE WILL NEED TO IMPLEMENT OUR BUSINESS PLAN SUCCESSFULLY, INCLUDING INCREASING OUR CUSTOMER BASES IN MEXICO AND THE UNITED STATES AND INCORPORATING NEW LINES OF BUSINESS IN AN EFFECTIVE MANNER

     The success of our business plan depends upon our ability to retain and increase our customer base for prepaid calling cards; attract and retain significant numbers of customers for our Internet business; and consolidate new lines of business on a timely and cost effective basis. At the same time, we will need to hire and retain skilled management, technical, marketing and other personnel and continue to expand our product and service offerings. We may not be able to implement our business plan successfully, and we may also encounter unanticipated expenses, problems or technical difficulties which could materially delay the implementation of our business plan.

     We have recently expanded our marketing focus and have begun to offer additional products and services, both of which may place a significant strain on us. The expansion of our product offerings will continue to place significant demands on the time and attention of our senior management and involve significant financial and other costs, including marketing and promoting our new products and services and hiring personnel to provide these new services. We may not be able to enter new markets and offer new services successfully, and we may not be able to undertake these activities while maintaining sufficient levels of customer service to retain our existing customers, either of which would have a material adverse effect on us, our reputation and our operations.

OUR INABILITY TO MANAGE OUR GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR
BUSINESS

     Our future performance depends on our ability to continue to sell our products, effectively roll-out our proposed products and services, implement our business strategy and effectively manage our growth. Our planned growth and expansion will place significant demands on our management and operations. Our ability to manage this growth successfully will depend on:

          expanding our management resources, infrastructure, information and reporting systems and controls;

          expansion, training and management of our employee base, including attracting and retaining skilled personnel;

          evaluating new markets;

          evaluating new acquisition opportunities;

          monitoring operations; and

          controlling costs.

     If we are not successful in managing our growth effectively or maintaining the quality of our service, our business, financial condition and results of operations could be materially adversely affected.

OUR MEXICAN SUBSIDIARIES CONDUCT A MAJORITY OF OUR OPERATIONS AND OWN A MAJORITY OF OUR OPERATING ASSETS

     Our Mexican subsidiaries conduct a majority of our operations, account for a majority of our revenues and own a majority of our operating assets. As a result, our ability to make any dividend payments on our common stock depends on the performance of the businesses owned by our subsidiaries and such subsidiaries' ability to distribute funds to us. Under Mexican law, Mexican companies must retain part of their profits to establish certain legal reserves prior to distributing any dividends to their stockholders. In addition, any dividends received from our subsidiaries in Mexico may be subject to withholding taxes in Mexico.

     The rights of holders of our common stock may be subordinated to the rights of our subsidiaries' lenders. A default by a subsidiary under its debt obligations would likely result in a block on distributions from the affected subsidiary to us. In the event of bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, our subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. As of September 30, 2003, Provo Mexico and its subsidiaries had outstanding indebtedness, excluding payables to related parties, of approximately $8,100,000.

RISKS RELATED TO OUR ACQUISITION OF PROVO MEXICO

THE FORMER STOCKHOLDERS OF PROVO MEXICO CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK

     Ventura Martinez del Rio, Sr., who is our Chairman, owns 10,008,400 shares (approximately 31.8%) of our common stock, and his son Ventura Martinez del Rio, Jr., who is President of Provo Mexico, owns 3,336,100 shares (approximately 10.6%) of our common stock (in each case after giving effect to the two-for-three reverse split of our common stock which took effect January 30,
2004). In addition, Mr. Martinez del Rio, Sr. owns 64,916 shares of our Series E convertible preferred stock, optionally convertible into 6,491,600 shares of our common stock, and Mr. Martinez del Rio, Jr. owns 21,639 shares of our Series E convertible preferred stock, optionally convertible into 2,163,900 shares of common stock (in each case after giving effect to the two-for-three reverse split of our common stock which took effect January 30, 2004, and subject to the 49.5% ownership limitation described above).

WE MAY NOT SUCCESSFULLY INTEGRATE AND MANAGE THE OPERATIONS OF PROVO MEXICO, WHICH COULD ADVERSELY AFFECT FUTURE EARNINGS

     Our wholly owned subsidiary Provo Mexico has an operating history, but not under our current management. Failure to manage the combined company successfully may negatively affect our operating results. The risks of our acquisition of Provo Mexico include the following:

          management will have to divert time, attention and resources to integrate the businesses;

          Provo Mexico may have unexpected problems or risks in operations, personnel, technology or credit;

          we may lose Provo Mexico's current customers or employees;

          new management may not work smoothly with existing employees or customers;

          the assimilation of new operations, sites and personnel could divert resources from existing operations;

          management may be unable to operate successfully in an international environment; and

          we may have trouble instituting and maintaining uniform standards, controls, procedures and policies.

     We can make no assurances that we will be able to successfully integrate acquired businesses or operations that we have acquired, including Provo Mexico, or that we may acquire in the future. In addition, we may not achieve the anticipated benefits from our acquisitions. If we fail to achieve the anticipated benefits from such acquisitions, we may incur increased expenses and experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment.

WE HAVE A HISTORY OF LOSSES PRIOR TO THE ACQUISITION OF PROVO MEXICO AND ANTICIPATE THAT WE MAY INCUR LOSSES IN THE FUTURE

     Since our inception and prior to our acquisition of Provo Mexico, we have incurred significant losses. For the years ended December 31, 2001 and 2002, our net losses were $7,029,287 and $787,525, respectively. Although Provo Mexico has been a profitable company for a number of years, we have little experience as a combined company and we may not be able to achieve profitability as a combined business. Moreover, we intend to engage in additional strategic acquisitions in the future. Future acquisitions may reduce our profitability. We can make no assurances that we will achieve or sustain profitability as a combined company or generate sufficient operating income to meet our working capital, capital expenditure and debt service requirements, and if we are unable to do so, this would have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT REALIZE ANTICIPATED OPERATING EFFICIENCIES, WHICH COULD HURT OUR PROFITABILITY.

     As a result of our acquisition of Provo Mexico, we expect to improve our operations by reducing costs, expanding services and integrating administrative functions. We may not realize these operating efficiencies or may not realize them as soon as anticipated. If we do not realize operating efficiencies as anticipated, our profitability may be adversely affected.

UNANTICIPATED COSTS RELATING TO OUR ACQUISITION OF PROVO COULD REDUCE OUR FUTURE RESULTS OF OPERATIONS.

     We believe that we have reasonably estimated the likely costs of integrating our historic operations with those of Provo Mexico. However, the possibility exists that unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the acquisition could adversely affect our results of operations and earnings per share.

WE HAVE INCURRED AND WILL CONTINUE TO INCUR SIGNIFICANT TRANSACTION EXPENSES AND INTEGRATION-RELATED COSTS IN CONNECTION WITH OUR ACQUISITION OF PROVO MEXICO

     We expect to incur charges to operations to reflect costs associated with combining the operations of the two companies. Some of these costs will be expenses subsequent to the consummation of that acquisition and will adversely affect the results of the combined company and could adversely impact the market price of our common stock. In connection with the acquisition transaction, we and Provo Mexico incurred expenses of approximately $500,000. Integration-related costs will be recognized as those actions take place subsequent to our acquisition of Provo Mexico. There can be no assurance that realization of efficiencies anticipated from the integration of the businesses, will offset additional expenses in the near term, or at all.

RISKS RELATED TO OUR STOCK

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO RUN OUR
BUSINESS

     Our total outstanding indebtedness as of December 31, 2003 was approximately $8.6 million, substantially all of which was secured indebtedness. Of this amount, we were obligated to pay 40,000,000 pesos ($3,628,777 at the current exchange rate) to Telmex on December 31, 2003. We are currently in negotiations with Telmex to restructure these debts so that they are payable within a longer term. We lack the funds to pay these obligations when they become due. If we cannot generate sufficient cash flow or otherwise obtain the funds necessary to make required payments on our indebtedness, or if we otherwise fail to comply with the various covenants governing our indebtedness, we will be in default under the terms of our indebtedness. If we are in default, the holders of certain of our indebtedness may accelerate the maturity of the specific indebtedness which could cause us to default on other debt obligations. In addition, if we are in default, Telmex may suspend delivery of prepaid calling cards to us.

     Therefore, in order to satisfy our debt obligations, we are currently pursuing additional sources of financing, including potential sources for debt and equity financing (or a combination of the two), and are exploring the possibility of selling some of our assets (such as our dial-up subscriber base), so that we will have sufficient funds to pay our debts as they become due. There can be no assurance, however, that such financing will be available on terms that are acceptable to us, or on any terms. Our ability to arrange financing and the cost of the financing will depend on many factors including:

          general economic and capital markets conditions;

          conditions in the retail, telecommunications and Internet industries;

          regulatory developments;

          investor confidence and credit availability from banks and other lenders;

          the success of our business plan; and

          tax and securities laws that affect raising capital.

     If we cannot obtain the additional funding we require, we will make substantial reductions in the scope and size of our operations, in order to conserve cash until such funding is obtained. We also may be required to seek protection under the bankruptcy laws.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING OPTIONS AND WARRANTS WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK AND COULD INTERFERE WITH OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

     As of January 31. 2004, we had outstanding options and warrants to purchase 5,490,800 shares of our common stock at exercise prices ranging from $0.01 to $12.75 per share. To the extent that the outstanding options or warrants are exercised, dilution to the percentage of ownership of our stockholders will occur. Any sales in the public market of the shares underlying such options and warrants may adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would in all likelihood be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants.

CONVERSION OF THE SERIES E CONVERTIBLE PREFERRED STOCK WILL RESULT IN SUBSTANTIAL DILUTION

     The 86,555 outstanding shares of Series E convertible preferred stock are convertible into a total of 8,655,500 shares of common stock (after giving effect to the proposed two-for-three reverse stock split which took effect on January 30, 2004). Holders of common stock will therefore experience dilution of their investment as a result of the conversion of the Series E convertible preferred stock.

OUR STOCK PRICE HAS BEEN VOLATILE AND FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES COULD HAVE AN ADVERSE AFFECT ON THE MARKET PRICE OF OUR SHARES

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the prices of our securities.

     The price of our common stock may continue to fluctuate in response to a number of events and factors, such as:

          our ability to maintain and increase our profitability;

          changes in revenues and expense levels;

          the amount of our cash resources and our ability to obtain additional funding;

          our ability to service our debt;

          announcements of new lines of business, business developments, technological innovations or new products by us or our competitors;

          changes in government regulation; and

          the success of the integration of past and future acquisitions.

     Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for Internet companies in particular have experienced significant volatility that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our stock, regardless of our operating performance or prospects.

FUTURE SALES OF OUR STOCK BY INSIDERS MAY ADVERSELY AFFECT OUR STOCK PRICE

     Many of our outstanding shares are "restricted securities" under the federal securities laws, and such shares are or will be eligible for sale subject to restrictions as to timing, manner, volume, notice and the availability of current public information regarding Provo International. A significant majority of our common stock is held by the former stockholders of Provo Mexico and by our founding management team. Sales of substantial amounts of restricted stock in the public market or sales of stock by our insiders or the perception that these sales could occur, could depress the prevailing market price for all of our securities. Sales of substantial amounts of stock by these stockholders in the public market may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate and, to the extent these sales depress our common stock price.

OUR STOCK MAY BE DELISTED FROM THE AMERICAN STOCK EXCHANGE, AND THAT COULD AFFECT ITS MARKET PRICE AND LIQUIDITY

     We are required to meet certain financial tests to maintain the listing of our common stock on the American Stock Exchange. If our stock price, stockholders' equity, income or market cap were to fall below the standards set by the exchange, we may not be able to maintain our American Stock Exchange listing. If we do not remain listed on the American Stock Exchange, the market price and liquidity of our common stock could be impaired. The delisting of our common stock also could deter broker-dealers from making a market in or otherwise generating interest in our common stock and could adversely affect our ability to attract investors in our common stock and raise additional capital. As a result of these factors, the value of our common stock could decline significantly.

RISKS RELATED TO OPERATING IN FOREIGN MARKETS

OUR BUSINESS IN MEXICO PRESENTS UNIQUE ECONOMIC AND REGULATORY RISKS

     A significant portion of our assets and revenues are and will be located in Mexico. Our business, therefore, is affected by prevailing conditions in the Mexican economy and is, to a significant extent, vulnerable to economic downturns and changes in government policies. The Mexican government exercises significant influence over many aspects of the Mexican economy. Accordingly, the Mexican government's actions and the policies established by legislative e, executive or judicial authorities in Mexico may affect the Mexican economy. We cannot assure you that future economic, political or diplomatic developments in or affecting Mexico will not:

          impair our business, results of operations, financial condition and liquidity (including our ability to obtain financing);

          materially and adversely affect the market price of our securities (including the shares of our common stock); or

          negatively affect our ability to meet our obligations.

WE OPERATE IN FOREIGN MARKETS AND ARE EXPOSED TO RISKS IN THOSE MARKETS THAT MAY ADVERSELY AFFECT OUR PERFORMANCE

     Our growth strategy involves operations in several new international markets. The following are certain risks inherent in doing business on an international level, any of which could have a material adverse effect on our business, financial condition and results of operations:

          regulatory limitations restricting or prohibiting us from providing our services or selling our products;

          unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

          difficulties in staffing and managing foreign operations;

          political risks;

          fluctuations in currency exchange rates and restrictions on repatriation of earnings;

          delays from customers or government agencies;

          dependence upon local suppliers in international markets;

          potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws; and

          an economic downturn in the countries in which we expect to do business.

A MAJORITY OF OUR REVENUES ARE RECEIVED IN FOREIGN CURRENCIES. CHANGES IN CURRENT EXCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS

     We generate a majority of our revenues in currencies other than the U.S. dollar, and thus are subject to fluctuations in exchange rates. We may become subject to exchange control regulations that might restrict or prohibit the conversion of our revenue into U.S. dollars. The occurrence of any such factors could have a material adverse effect on our business, financial condition and results of operations as well as our ability to service our dollar denominated liabilities.

                                 USE OF PROCEEDS

     Assuming that all of the warrants held by selling stockholders are exercised, we will realize proceeds of approximately $924,500, all of which will be used for working capital. We have agreed to pay certain expenses in connection with this offering, currently expected to be approximately $25,000. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

                      DESCRIPTION OF CAPITAL STOCK
GENERAL

     We are currently authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of February 4, 2004, there were 31,482,779 shares of common stock outstanding and 86,555 shares of Series E convertible preferred stock outstanding.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock issuable upon exercise of warrants held by selling stockholders will be, fully paid and nonassessable.

PREFERRED STOCK

     We are authorized to issue 2,000,000 shares of preferred stock, par value $.01 per share, from time to time in one or more series, in all cases ranking senior to the common stock with respect to payment of dividends and in the event of the liquidation, dissolution or winding-up of our company. The Board has the power, without stockholder approval, to issue shares of one or more series of preferred stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights. The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

     As of the date of this prospectus, 86,555 shares of Series E convertible preferred stock, and no other preferred stock, were outstanding.

SERIES E CONVERTIBLE PREFERRED STOCK RIGHTS AND PREFERENCES

     The Series E convertible preferred stock has designation, voting rights, preferences, limitations and special rights as set forth in its Certificate of Designation, filed with the Secretary of State of Delaware on November 5, 2003. The following is a summary of the material terms of the Series E convertible preferred stock.

     DIVIDENDS

     The holders of Series E convertible preferred stock are not entitled to receive any dividends.

     LIQUIDATION PREFERENCE

     Each share of Series E convertible preferred stock has a preference over our common stock in all distributions upon liquidation. The liquidation preference for the Series E convertible preferred stock is $0.01 per share of Series E convertible preferred stock.

     CONVERSION RIGHTS

     Each share of Series E convertible preferred stock is subject to conversion from time to time at the option of its holder into 100 shares of common stock (after giving effect to the two-for-three reverse split of the common stock which took effect on January 30, 2004), except that that no share of Series E convertible preferred stock will be converted into common stock if as a result of such conversion the shares of common stock issuable to the two former Provo Mexico stockholders and any entity directly or indirectly controlled by them upon such conversion would exceed 49.5% of the issued and outstanding common stock upon the effectiveness of the conversion. On December 31, 2005 all of the remaining Series E convertible preferred stock that can be converted to common stock consistent with the 49.5% limitation will be mandatorily converted, and thereafter any remaining Series E convertible preferred stock will remain outstanding on a non-converting, non-voting basis.

     VOTING RIGHTS

     The holders of Series E convertible preferred stock are entitled to vote as a separate class on certain corporate actions, including changes to our certificate of incorporation and by-laws that would adversely affect the Series E convertible preferred stock, amendments to the certificate of designation for the Series E convertible preferred stock and the creation of senior or equivalent shares of capital stock. On such matters, and any other matters on which the holders of Series E convertible preferred stock are entitled under law or our certificate of incorporation to vote as a separate class, each holder is entitled to one vote for each share of Series E convertible preferred stock held.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of February 12, 2003, relating to the selling stockholders. None of the selling stockholders has ever held any position or office with us or had any material relationship with us.

                                SHARES BENEFICIALLY          SHARES BENEFICIALLY
                              OWNED PRIOR TO OFFERING           OWNED AFTER
                                                                 OFFERING(1)

NAME OF BENEFICIAL OWNER    NUMBER         PERCENT   SHARES   NUMBER  PERCENT
                                                     BEING
                                                    OFFERED


Alpha Capital              2,000,000(2)     6.0%    2,000,000    0       0
Aktiengesellschaft

Stonestreet Limited        1,200,000(3)     3.7%    1,200,000    0       0
Partnership

Congregation Mishkan         600,000(4)     1.9%      600,000    0       0
Sholom Inc.

Lucrative Investments        199,999(5)      *       1999,999    0       0

Berry-Shino Securities,      266,667(6)      *        266,667    0       0
Inc.

Scarborough Ltd.           1,983,334(7)     6.1%    1,983,334    0       0

IIG Equity Opportunities     500,000        1.6%      500,000    0       0
Fund, Ltd.




____________
(1)   Based on 31,482,779 shares outstanding.
(2) Includes 1,333,333 shares which may be issued in accordance with the terms of a convertible promissory note, and 666,667 shares issuable upon exercise of warrants.
(3) Includes 800,000 shares which may be issued in accordance with the terms of a convertible promissory note, and 400,000 shares issuable upon exercise of warrants.
(4) Includes 400,000 shares which may be issued in accordance with the terms of a convertible promissory note, and 200,000 shares issuable upon exercise of warrants.
(5) Includes 133,333 shares which may be issued in accordance with the terms of a convertible promissory note, and 66,666 shares issuable upon exercise of warrants.
(6)   Includes 266,667 shares issuable upon exercise of warrants.
(7)   Includes 1,250,000 shares issuable upon exercise of warrants.
* Less than 1%





                        SUMMARY OF TRANSACTIONS

THE OFFERING


     ALPHA CAPITAL AKTIENGESELLSCHAFT, STONESTREET LIMITED PARTNERSHIP, CONGREGATION MISHKAN SHOLOM INC., LUCRATIVE INVESTMENTS AND BERRY-SHINO SECURITIES, INC.

     On January 27, 2004, we entered into a series of simultaneous transactions with Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Congregation Mishkan Sholom Inc. and Lucrative Investments whereby we borrowed an aggregate principal amount of $1,000,000 pursuant to the terms of four convertible promissory notes. The notes each bear an interest rate of 8% per annum. The entire principal and any unpaid interest is due on January 27, 2006. The individual note holders have the right, at their option, on or prior to January 27, 2006 to convert the principal amount of the note, together with all accrued interest thereon in accordance with the provisions of and upon satisfaction of the conditions contained in the note, into fully paid and non-assessable shares of our common stock at a conversion price of $.25 per share ($.38 after adjusting for the reverse split). Also in connection with this sale, we issued the note holders warrants to acquire an aggregate of 2,000,000 shares of our common stock (1,333,333 shares after giving effect to the reverse split which took effect on January 30, 2004) at an exercise price of $0.38. We also issued Berry-Shino Securities, Inc., as placement agent, warrants to acquire an aggregate of 400,000 shares of our common stock (266,667 shares after giving effect to the reverse split which took effect on January 30, 2004) at an exercise price of $0.38 ($.58 after adjusting for the reverse split).

     The convertible notes with each of the investors contains a provision which prohibits the note holder from converting amounts due under the note which would result in beneficial ownership by the note holder and its affiliates in excess of 9.9% of our outstanding stock on the date of the conversion.

     The following table sets forth, with respect to each investor, the amount due under the convertible promissory note and the number of shares issuable upon exercise of warrants, after giving effect to the reverse split:

INVESTOR             PRINCIPAL AMOUNT OF CONVERTIBLE NOTE   SHARES ISSUABLE UPON
                                                            EXERCISE OF WARRANTS

Alpha Capital Aktiengesellschaft     $500,000                   666,667

Stonestreet Limited Partnership      $300,000                   400,000

Congregation Mishkan Sholom Inc.     $150,000                   200,000

Lucrative Investments                 $50,000                    66,666
                                     ----------------------------------
TOTAL                              $1,000,000                 1,333,333

     Since the conversion price of the convertible notes was less than the market price of the common stock at the time of issuance, we will allocate a portion of the proceeds to the conversion feature, and the resulting discount will be amortized as additional interest expense. In addition, the value of the warrants issued with the convertible promissory notes will be recorded as additional interest expense over the life of the convertible notes.

     IIG EQUITY OPPORTUNITES FUND, LTD.


     On April 2, 2003, we entered into a bridge financing whereby we borrowed $550,000 from IIG Equity Opportunities Fund, Ltd., an unaffiliated lender. The loan was evidenced by a secured promissory note that bore interest at the rate of 14% per annum and was secured by substantially all of our assets.

     The promissory note was repayable at the earlier of July 2, 2003 or upon our obtaining financing collateralized by Provo Mexico's accounts receivable. On June 25, 2003, we amended this agreement to extend its due date from July 2, 2003 to August 1, 2003. On September 23, 2003, we repaid $125,000 and amended this agreement to extend its due date from July 2, 2003 to October 3, 2003. In November 2003, we repaid an additional $100,000 due under the note and entered into an agreement with the noteholder to extend the term of the note to December 31, 2004.

     On January 27, 2004, we entered into a pay-off agreement with IIG Equity whereby IIG Equity agreed to accept payment of $226,453.64 in cash and 500,000 shares of our common stock (on a post-reverse split basis) as payment in full satisfaction of the remaining amount due under the note. As further consideration for the pay-off agreement, we entered into a Registration Rights Agreement with IIG Equity which obligates us to file a registration statement covering the 500,000 shares of our common stock issued to IIG Equity as partial repayment of the note.

     SCARBOROUGH LTD.

     On November 24, 2003, we entered into a subscription agreement with Scarborough Ltd in which we sold 1,666,666 shares of our common stock for $500,000. Pursuant to the subscription agreement, we also issued 750,000 warrants exerciseable at $.01 per share to Scarborough Ltd. as additional consideration (the "A Warrants"). The A Warrants are exerciseable at the option of the holder for a period of three years. We also issued to Scarborough Ltd. with a warrant to purchase an additional 1,666,666 shares (on a post-split basis) of our common stock at a purchase price of $0.30 per share (the "B Warrants"). The B Warrants are exerciseable within forty-five days of the effectiveness of this registration statement. Upon exercise of the B Warrants, we will also issue Scarborough Ltd. an additional 1,250,000 warrants (on a post-split basis) exerciseable at $0.01 per share (the "B2 Warrants"). The B Warrants and the B2 Warrants are only exerciseable if our shareholders approve the terms of the B Warrants and the B2 Warrants.

     On January 27, 2004, we amended the terms of the B Warrants to extend the exercise date to February 15, 2004, and to clarify that upon exercise of all or any portion of the B Warrant, the B2 Warrant must be issued.

     On January 30, 2004, we amended the terms of the B Warrants to provide for the purchase of 2,400,000 shares of our common stock on a post-split basis at a purchase price of $0.25 per share.

                              PLAN OF DISTRIBUTION

     Sales of the shares may be made from time to time by the selling stockholders. Such sales may be made on the American Stock Exchange, in another over-the-counter market, on a national securities exchange, any of which may involve crosses and block transactions, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale.

     Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Compensation to be received by broker-dealers retained by the selling stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a supplement, to any person who purchases any of the shares from or through such dealer or broker.

     During such time as they may be engaged in a distribution of the shares the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     It is possible that a significant number of shares may be sold and, accordingly, such sales or the possibility thereof may have a depressive effect on the market price of our common stock.


                                  LEGAL MATTERS

     Amy Wagner-Mele, our Executive Vice President and General Counsel, will pass upon the validity of the common stock.

                                     EXPERTS

     Our financial statements as of December 31, 2002 and for the two years then ended incorporated by reference in this prospectus have been included in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

     The financial statements of Proyecciones y Ventas Organizadas, S. A. de C.
V. incorporated by reference in this Prospectus have been audited by BDO Hernandez Marron y Cia., S.C., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                         WHERE YOU CAN FIND INFORMATION

     Provo International, Inc. has filed with the SEC, a Registration Statement with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to Provo International, Inc. and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

---------------------------------------        ---------------------------------

We have not authorized  any dealer,
salesperson or other person to give
any   information   or  represent
anything   not   contained  in  this
prospectus.  You  must  not  rely                   6,750,000 Shares
on any  unauthorized  information  or
representations.  This  prospectus
does  not  offer  to sell or buy any
shares in any  jurisdiction  where it
is unlawful.  The  information  in
this prospectus is current only as
of its date.

                                                 PROVO INTERNATIONAL, INC.
           TABLE OF CONTENTS
                                    Page
                                    ----
Incorporation of Certain Documents
by Reference.....................     4
Prospectus Summary...............     4
The Business.....................     5                Common Stock
The Offering.....................    13
Risk Factors.....................    14
Use of Proceeds..................    22
Description of Capital Stock.....    23
Selling Stockholders.............    25
Plan of Distribution.............    27                ----------
Legal Matters....................    28
Experts..........................    28                PROSPECTUS
Where You Can Find Information...    29
                                                       ----------

       ---------------------













                                                   ________________, 2004




-----------------------------------------   ------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration                     $513.10

Printing and engraving costs        2,000.00

Legal fees and expenses            10,000.00

Accounting fees and expenses       10,000.00

Miscellaneous                        2486.90

    Total                         $25,000.00



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16. EXHIBITS.



 EXHIBIT             DESCRIPTION OF DOCUMENT
 NUMBER    NOTES     DOCUMENT
 ------    -----     -----------------------

   5.1     A         Opinion of Amy Wagner-Mele

   10.1    B         Employment Agreements with Messrs. Stephen Cole-Hatchard
                     and Nicko Feinberg

   10.2    C         Employment Agreement with Vasan Thatham

   10.3    D         2001 Stock Incentive Plan

   10.4    B         1997 Stock Option Plan of the Company

   10.5    B         Office Lease between Registrant and Glorious Sun Robert
                     Martin LLC

   10.6    C         Amendment No. 1 to Office Lease

   10.7    C         Amendment No. 2 to office Lease

   10.8    E         Asset Purchase Agreement dated June 20, 2000 among
                     Frontline Communications Corp., Delanet, Inc., Michael
                     Brown and Donald McIntire

   10.9    E         Settlement Agreement dated June 20, 2002 among
                     Frontline Communications Corp., Delanet, Inc., Michael
                     Brown and Donald McIntire

   10.10   F         Addendum to Amended and Restated Stock Purchase Agreement
                     between Frontline Communications Corporation, Proyecciones y Ventas Organizadas, S.A., Ventura Martinez Del Rio, Sr.
                     and Ventura Martinez Del Rio, Jr., dated April 3, 2003

  10.11    F         Registration Rights Agreement dated April 3, 2003 between
                     Frontline Communications, Ventura Martinez Del Rio, Sr., and Ventura Martinez Del Rio, Jr.

  10.12    F         Security Agreement dated April 3, 2002 between Frontline
                     Communications, Ventura Martinez Del Rio, Sr. and Ventura
                     Martinez Del Rio, Jr.

  10.13    F         Secured Promissory Note dated April 3, 2002 between
                     Frontline Communications, Ventura Martinez Del Rio, Sr. and
                     Ventura Martinez Del Rio, Jr.

  10.14    F         Term Loan and Security Agreement among Frontline
                     Communications, Proyecciones y Ventas Organizadas, S.A., and IIG Equity Opportunities Fund Ltd.

  10.15    F         Pledge Agreement between Stephen J. Cole-Hatchard, Nicko
                     Feinberg, Elizabeth Feinberg and IIG Equity Opportunities
                     Fund Ltd. Dated April 3, 2003

  10.16    F         Registration Rights Agreement between Frontline
                     Communications Corporation and IIG Equity Opportunities
                     Fund Ltd dated April 3, 2003

  10.17    F         Limited guarantee agreement dated April 3, 2003 between
                     Stephen J. Cole-Hatchard And IIG Equity Opportunities Fund
                     Ltd dated April 3, 2002

  10.18    F         Mortgage by Stephen J. Cole-Hatchard in favor of IIG Equity
                     Opportunities Fund Ltd dated April 3, 2003

  10.19    F         Mortgage and Security Agreement by Stephen J. Cole-Hatchard
                     in favor of IIG Equity Opportunities Fund Ltd. dated
                     April 3, 2003

  10.20    F         Subordination Agreement between 8% Promissory Note Holders and IIG Equity Opportunities Fund Ltd. dated April 3, 2003

  10.21    H         Common Stock Purchase Agreement dated as of July 1, 2003
                     between the Registrant and Fusion Capital, LLC

  10.22    H         Stock Purchase Agreement dated as of August 1, 2003 between the Registrant and William Ritger

  10.23    H         Registration Rights Agreement dated as of August 1, 2003
                     between the Registrant and William Ritger

  10.24    H         Warrant issued by the Registrant to William Ritger dated
                     August 1, 2003

  10.25    H         General Release dated as of March 27, 2003 between the
                     Registrant and Delanet, Inc.

  10.26    H         Stock Purchase Agreement dated As of September 16, 2003
                     between the Registrant And Platinum Partners Value
                     Arbitrage Fund, LP

  10.27    H         Registration Rights Agreement dated as of September 16,
                     2003 between the Registrant and Platinum Partners Value
                     Arbitrage Fund, LP

  10.28    H         Warrant agreement dated as of September 16, 2003 between
                     the Registrant to Platinum Partners Value Arbitrage Fund,
                     LP.

  10.29    H         Subscription Agreement dated as of June 2, 2002 between the
                     Registrant and James Nicholson

  10.30    H         Warrant agreement dated as of June 2, 2002 between the
                     Registrant and James Nicholson

  10.31    H         Subscription Agreement dated as of November 24, 2003
                     between the Registrant and Scarborough, Ltd.

  10.32    H         Warrant Agreement dated as of November 24, 2003 between the
                     Registrant and Scarborough, Ltd.

  10.33    H         Warrant Agreement dated as of November 24, 2003 between the
                     Registrant and Scarborough, Ltd.

  10.34    A         Subscription Agreement dated January 27, 2004 between the
                     Registrant and Alpha Capital Aktiengesellschaft,
                     Stonestreet Limited Partnership, Congregation Mishkan
                     Sholom and Lucrative Investments

  10.35    A         Convertible Note dated January 27, 2004 issued to Alpha
                     Capital Aktiengesellschaft

  10.36    A         Warrant agreement dated January 27,2004 issued to Alpha
                     Capital Aktiengesellschaft

  10.37    A         Convertible Note dated January 27, 2004 issued to
                     Stonestreet Limited Partnership

  10.38    A         Warrant agreement dated January 27,2004 issued to
                     Stonestreet Limited Partnership

  10.39    A         Convertible Note dated January 27, 2004 issued to
                     Congregation Mishkan Sholom

  10.40    A         Warrant agreement dated January 27, 2004 issued to
                     Congregation Mishkan Sholom

  10.41    A         Convertible Note dated January 27, 2004 issued to Lucrative
                     Investments

  10.42    A         Warrant Agreement dated January 27, 2004 issued to
                     Lucrative Investments

  10.43    A         Warrant Agreement dated January 27, 2004 issued to
                     Berry-Shino Securities, Inc.

  10.44    A         Collateral Agreement dated January 27, 2004 between Provo
                     International Inc., Alpha Capital Aktiengesellschaft,
                     Stonestreet Limited Partnership,
                     Congregation Mishkan Sholom and Lucrative Investments

  10.45    A         Security Agreement dated January 27, 2004 between Provo
                     International Inc., Alpha Capital Aktiengesellschaft,
                     Stonestreet Limited Partnership, Congregation Mishkan
                     Sholom and Lucrative Investments

  10.46    A         Side Letter dated January 27, 2004 between the Registrant
                     and Scarborough Ltd.

  10.47    A         Amended B2-1 Warrant issued to Scarborough Ltd.

  10.48    A         Amended Common Stock Purchase Warrant issued to Scarborough
                     Ltd.

  10.49    A         Amended A-1 Warrant issued to Scarborough Ltd.

  10.50    A         Registration Rights Agreement between the Registrant and
                     IIG Equity Opportunities Fund, Ltd.

  21.1     A         Subsidiaries of the Registrant

  23.1     A         Consent of Goldstein Golub Kessler LLP

  23.2     A         Consent of BDO Hernandex and Marron, y Cia.

  23.3     A         Consent of Amy Wagner-Mele (included in Exhibit 5.1)

  24.1     A         Power of Attorney (included on the Signature page)

________________________________

A    Filed herewith.

B Incorporated by reference to the applicable exhibit contained in the Company's Registration Statement on Form SB-2 (file no. 333-34115).

C Incorporated by reference to the applicable exhibit contained in the Company's Registration Statement on Form SB-2 (file no. 333-92969).

D Incorporated by reference to Appendix B to the Registrant's definitive proxy statement on Schedule 14A with the SEC on July 3, 2001.

E Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated June 20, 2002.

F Incorporated by reference to the applicable exhibit contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002.

G Incorporated by reference to the applicable exhibit contained in the Company's definitive proxy statement on Schedule 14A filed with the SEC on November 13, 2003

H Incorporated by reference to the applicable exhibit contained in the Company's Registration Statement on Form S-3 declared effective on December 17, 2003.


ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to

     Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pearl River, State of New York, on February 17, 2004.

                                  PROVO INTERNATIONAL, INC.

                                  By:/s/ Stephen J. Cole-Hatchard
                                  -------------------------------
                                  Stephen J. Cole-Hatchard
                                  Chief Executive Officer
                                  (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen J. Cole-Hatchard as his or her attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any and all amendments to this registration statement, including, but not limited to, post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933 in connection with or related to the offer contemplated by this registration statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                       Date

/s/ VENTURA MARTINEZ DEL RIO, SR.    Chairman of the Board       February
---------------------------------                                17, 2004
Ventura Martinez Del Rio, Sr.

/s/ STEPHEN J. COLE-HATCHARD         Chief Executive Officer     February
----------------------------         and Director                17, 2004
Stephen J. Cole-Hatchard             (Principal Executive Officer)

/s/ NICKO FEINBERG                   President-U.S. Operations   February
------------------                   and Director                17, 2004
Nicko Feinberg

/s/ VASAN THATHAM                    Chief Financial Officer     February
-----------------                    and Vice President          17, 2004
Vasan Thatham                        (Principal Financial and
                                     Accounting Officer)

/s/ VENTURA MARTINEZ DEL RIO, JR.    President-Mexico            February
---------------------------------    Operations and Director     17, 2004
Ventura Martinez Del Rio, Sr.


/s/ RONALD C. SIGNORE                Director                    February
---------------------                                            17, 2004
Ronald C. Signore

/s/ JESUS RODRIGUEZ                  Director                    February
-------------------                                              17, 2004
Jesus Rodriguez

/s/ MIGUEL MADERO                    Director                    February
-----------------                                                17, 2004
Miguel Madero

/s/ JAIME MARTI                      Director                    February
---------------                                                  17, 2004
Jamie Marti

/s/ CARLOS BELLO                     Director                    February
----------------                                                 17, 2004
Carlos Bello